EXHIBIT 10.5

GLATFELTER

CEO Term Sheet

Between Curtis L. Begle ("Executive") and Glatfelter Corporation (the "Company")

The following Term Sheet, dated February 5, 2024, sets forth the key terms and conditions of employment between Executive and the Company to be entered into in connection with the consummation of the transactions contemplated by the Separation and Distribution Agreement, dated February [6], 2024, by and among Berry Global Group, Inc. ("Remainco"), Treasure Holdco, Inc. ("Spinco") and the Company and the RMT Transaction Agreement, dated February [6], 2024 by and among Remainco, Spinco, the Company, Treasure Merger Sub I, Inc. and Treasure Merger Sub II, LLC (such transactions, collectively, "Treasure"). Between the signing and closing date of Treasure, the parties will incorporate the terms of this Term Sheet into a mutually agreed employment agreement. For the avoidance of doubt, this Term Sheet will terminate and be of no force and effect if the closing of Treasure does not occur.

Provision	Proposal
Effective Date	• Employment to commence on closing of Treasure • Employment will be pursuant to a contract with an initial 3-year term, with automatic 1-year renewal periods • Terms of contract to be no less favorable on individual provisions in all material respects than Executive's current contract
Title; Duties; Reporting	• President and Chief Executive Officer ("CEO") • Member of the Board of Directors of the Company (the "Company Board") • Reports to the Company Board • This role has such duties and responsibilities customary to such positions
Base Salary	• $1,000,000
Annual Cash Bonus ("Bonus")	• Target = $1,000,000 (100% of Base Salary) • Payout opportunity to range from 0% to 200% of Executive's Bonus based on Company and/or Executive's performance • Design and structure of Bonus to be aligned with executive program pending approval of Company Board
Long-Term Incentive ("LTI") (Annual Grant)	• Target = $4,600,000 (LTI vehicles and mix to be determined) • LTI design and award structure to be aligned with executive program and include some combination of the following award types depending on share usage and Company Board approval: performance shares, time-based RSUs, and/or stock options/SARs • Payout opportunity for performance-based awards to range from 0% to 200% based on Company and/or Executive's performance

Corporate Headquarters 4350 Congress Street, Suite 600 · Charlotte, NC 28209 U.S.A. · Phone 704-885-2555 · Fax 704-885-2429
www.glatfelter.com

EXHIBIT 10.5

Provision	Proposal
New CEO Equity Grant	• New CEO equity grant and/or annual equity grant will be made during first fiscal year with timing of the initial award intended to be granted on / or in close proximity to Treasure closing date. New CEO equity grant value will be influenced by the timing of the annual grant award effective date. • Award structure to include some combination of the following award types depending on share usage and Company Board approval: performance shares, time-based RSUs, and/or stock options/SARS. • Vesting of new CEO Equity Grant to include double trigger CIC vesting that would accelerate upon termination with Good Reason or other than for Cause
Employee and Executive Benefits	• Executive shall be entitled to participate in employee benefit plans generally made available to senior executives of the Company, subject to the terms of such plans
Reimbursement of Business Expenses	• Executive will be reimbursed by the Company for all reasonable business expenses incurred by Executive in performance of his duties provided Executive provides all necessary documentation in accordance with Company policy • Executive will receive a one-time, gross lump sum payment effective on / or in close proximity to Treasure closing date intended to address personal travel from Indiana to Charlotte. The amount will be determined prior to the Treasure closing date and is subject to Company Board approval.
Vacation	• Executive shall be entitled to six (6) weeks per annum of paid vacation, which will be taken in accordance with Employer Company policy.
Perquisites	• The Company provides limited perquisites. Similar to other Named Executive Officers, the Executive shall be eligible to receive a Company-paid executive physical and executive long-term disability coverage.
Stock Ownership Guideline ("SOGs")	• Will be subject to SOGs as determined by the Company Board from time-to-time
Change-in-Control ("CIC") and Non-CIC Severance	• With Good Reason or other than for Cause: – General Severance: 1x Base Salary + Target Bonus – CIC Severance: If within 2 years following a CIC, 2x (Base Salary + Target Bonus) – In both cases paid out over the following 24 months in accordance with normal payroll practices – Severance would also include any earned but unpaid prior year Bonus – Cause definition to be finalized pending a full CIC review and assessment • Prorated Bonus for year of termination will be based on Target performance and period worked • New CEO grant to fully vest at Target upon a double trigger CIC or if post-CIC company does not issue replacement shares; equity treatment absent a CIC will be determined prior to Treasure closing date and consistent with other executives • COBRA benefits for 24 months • Payments require signature of a General Release; form of release to be attached to employment agreement and developed prior to Treasure closing date
Code Section 280G Excise Tax Response	• Best Net approach (i.e., get better of receiving all payments and paying Code Section 4999 excise tax or have payments cut-back, whichever is better for Executive on an after-tax basis)

Corporate Headquarters 4350 Congress Street, Suite 600 · Charlotte, NC 28209 U.S.A. · Phone 704-885-2555 · Fax 704-885-2429
www.glatfelter.com

EXHIBIT 10.5
Corporate Headquarters 4350 Congress Street, Suite 600 · Charlotte, NC 28209 U.S.A. · Phone 704-885-2555 · Fax 704-885-2429
www.glatfelter.com